Exhibit 99.1

Press Release

Contacts:	Media	Analysts
	R. Jeep Bryant 212-635-1569	Steve Lackey 212-635-1578

The Bank of New York Mellon Provides Update on Russian Court Case:

•	Company Confident Any Adverse Judgment Could Not Be Enforced Since Claims Lack Merit and Company is Protected by Substantial, Well-Established Legal and Financial Safeguards Around the World

•	Company Confident There Will Be No Material Impact

April 7, 2008, New York, NY - The Bank of New York Mellon Corporation (NYSE: BK) today provided an update regarding the case brought against The Bank of New York in Russian court by Florida trial lawyers representing the Russian Federal Customs Service. The Company has raised concerns to the court about the handling of the case and is fully prepared for any adverse decision in the future. The Company said it was confident that any adverse judgment would be unenforceable since the claims lack merit and the Company is protected by substantial, well-established legal and financial safeguards around the world. In a hearing today in Moscow, the court postponed the case until May 13.

The Bank of New York Mellon noted that:

•

The claims brought in this case are invalid under both U.S. and Russian law and the U.S. claims would be summarily dismissed by courts in the U.S. and most other countries. The Russian court does not have jurisdiction to apply U.S. RICO law in this case. Moreover, the plaintiffs have failed to allege, much less provide evidence for, any of the key elements of a RICO case.

•	The proceedings have included procedural and other irregularities.

•

Regardless of the outcome of these proceedings, the Company has substantial, well established legal and financial safeguards in place to protect its assets. Any judgment would be summarily dismissed in the United States, United Kingdom and any other country where The Bank of New York Mellon has material assets because of the well-established Revenue Rule, which prevents enforcement in the U.S. and most other countries of a judgment for damages based on claims of unpaid taxes under foreign tax laws. These claims, which relate to events that occurred in the 1990s, are also barred under both the U.S. and Russian statutes of limitations.

•

The Company and its outside legal counsel have concluded, country-by-country, based on the relevant laws and precedent in more than 90 countries, that the Company’s assets are well protected against any judgment based on these claims.

•	Given the significant safeguards in place, the Company is confident any adverse decision in this case would not have a material impact on The Bank of New York Mellon.

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Background on the Russian Court Case

The underlying facts of this case involve a series of unauthorized fund transfers coming from Russia through The Bank of New York nearly ten years ago that were conducted by a former, self-admitted “rogue” employee of the company without the knowledge of the Bank. Investigations of these transfers in the late 1990s by the U.S. government, working in concert with U.K. and Russian authorities, were concluded and resolved by agreements between the Bank and regulatory and legal authorities.

The Bank of New York was never charged with any wrongdoing nor was it accused of the crimes upon which the Russian claims are purportedly based. As part of a non-prosecution agreement with the U.S. Department of Justice, the Company acknowledged a failure to properly monitor and supervise wire transfer activity and paid a fine of $14 million. The former employee and her husband pled guilty in February 2000 to conducting unauthorized banking activities and operating an illegal money transmitting business. The Company took swift disciplinary action against the employee and took corrective action to help prevent such activity from occurring in the future.

The meritless claims in the Russian case, which were devised by trial lawyers from Miami, Florida, center on customs duties that were allegedly owed to Russia on the funds transferred out of the country in the 1990s. Customs duties – if owed by anyone in this matter – should have been paid by certain Russian companies and Russian banks at that time. The Company does not owe Russia any customs duties. The trial lawyers previously attempted to use the same legal theories to bring similar claims for customs duties against U.S. tobacco companies on behalf of Venezuela, Belize, Ecuador, and Honduras, and those cases were summarily dismissed by U.S. courts.

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has more than $23 trillion in assets under custody and administration, more than $1.1 trillion in assets under management and services $11 trillion in outstanding debt. Additional information is available at bnymellon.com.

This document contains statements relating to future events that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the potential outcomes and impact of the claim made by the Federal Customs Service of the Russian Federation on The Bank of New York Mellon Corporation. These forward-looking statements are based on assumptions that involve risks and uncertainties and are subject to change based on various important factors (some of which are beyond the control of The Bank of New York Mellon Corporation). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including but not limited to the risk factors and other uncertainties detailed in the annual report on Form 10-K for the year ended December 31, 2007 filed by The Bank of New York Mellon Corporation with the Securities and Exchange Commission and other reports filed with the Commission pursuant to the Securities Exchange Act of 1934. All statements in this document speak only as of April 7, 2008, and The Bank of New York Mellon Corporation undertakes no obligation to update any statement to reflect events or circumstances after April 7, 2008 or to reflect the occurrence of unanticipated events.